Exhibit 99.1

Press Release

	Contacts:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc. 713-947-4422

Ken Dennard / ksdennard@drg-e.com Karen Roan / kcroan@drg-e.com DRG&E / 713-529-6600
POWELL INDUSTRIES ANNOUNCES
NEW CEO TO SUCCEED TOM POWELL
Tom Powell sets retirement date of September 30, 2008
HOUSTON — JULY 21, 2008 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced that Tom Powell, age 67, will retire as Chief Executive Officer, effective September 30, 2008, the end of the current fiscal year. At that time Patrick L. McDonald, age 55, current President and Chief Operating Officer, will succeed Mr. Powell as President and Chief Executive Officer. Mr. Powell will continue to serve as non-executive Chairman of the Board.
     Tom Powell stated, “We initially announced this succession plan over a year ago to ensure a smooth transition. I have worked closely with Pat and am confident that he will continue to build on Powell’s past achievements and lead it to even greater success in the future. I know that we have the right leadership team in place for the future of Powell, its employees and its shareholders.”
     Pat McDonald said, “I am very proud to be a part of the leadership team here at Powell and am extremely enthusiastic about this opportunity. We have excellent prospects in front of us and an exceptional group of employees. I look forward to the possibilities, challenges and future success of the Company.”
     This move is consistent with the succession plan announced by Powell on February 26, 2007, at which time Mr. McDonald was named President and Chief Operating Officer of the Company. McDonald, who has 24 years of professional experience in the electrical business, joined Powell in February 2006 as general manager of Powell’s Electrical Power Products business in Houston and became a member of Powell’s board of directors on May 30, 2008.

Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.
Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
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